Exhibit 10.24

ENERPAC

www.enerpac.com

BETWEEN THE UNDERSIGNED:	
Zwischen der	The undersigned:
A. Actuant GmbH, eine Gesellschaft mit beschränkter Haftung mit eingetragenem Firmensitz in Boelckestrasse 21 – 23, D-50171 Kerpen, in dieser Angelegenheit ordnungsgemäß vertreten durch Herrn Geert Jan van der Heijden, Geschäftsführer	**A.** Actuant GmbH, a private company with limited liability, with its registered office at Boelckestrasse 21 – 23, D-50171 Kerpen, Germany, duly represented in this matter by Mr. Geert Jan van der Heijden, Managing Director
nachstehend „**Arbeitgeber**" genannt	hereinafter referred to as: the "**Employer**"
und	and
B. Herrn **Markus LIMBERGER**, Staatsangehörigkeit: Deutsch	**B.** Mr. **Markus LIMBERGER** Nationality: German
nachstehend **„Mitarbeiter"** oder „**Arbeitnehmer**" genannt	hereinafter referred to as the "**Employee**"
wird folgender Arbeitsvertrag geschlossen:	declare that they have agreed as follows:

Article 1) BEGINN DES ARBEITSVERHÄLTNISSES, POSITION / COMMENCEMENT AND POSITION	
Das Arbeitsverhältnis beginnt am 01.09.2022. Es wird auf unbestimmte Zeit abgeschlossen.	Employment will commence on September 1st 2022 for an indefinite period of time.
Der Mitarbeiter wird als **Executive Vice President (EVP) of Operations** eingestellt. Der Mitarbeiter berichtet an den **President and Chief Executive Officer – CEO Enerpac Group**, oder an eine andere vom Arbeitgeber zu diesem Zweck benannte Person.	The Employee has been appointed as **Executive Vice President (EVP) of Operations**. The Employee will report to the **President and Chief Executive Officer – CEO of Enerpac Group**, or to such other person as may be designated for that purpose by the Employer.
Die Aufgaben und Verantwortlichkeiten des Mitarbeiters sind in der beigefügten Tätigkeitsbeschreibung (**Anhang 1**) festgelegt.	The duties and responsibilities of the Employee have been laid down in the appended job description (**Appendix 1**).
Der Aufgabenbereich ist evolutiv in Abhängigkeit der zukünftigen Strategie und den Zielen des Arbeitgebers und der Enerpac-Gruppe.	The area of responsibilities may evolve depending on the future strategy and objectives of the Employer and the Enerpac Group.
Erfüllungsort ist der Sitz des Arbeitgebers in Kerpen. Der Angestellte ist verpflichtet, alle für seine Tätigkeit erforderlichen Dienstreisen im In- und Ausland zu unternehmen. Diese Reisetätigkeit umfasst unter anderem, aber nicht ausschließlich, Geschäftsreisen zu den verschiedenen Produktionsstätten der Enerpac-Gruppe in den Niederlanden, Spanien und im Vereinigten Königreich sowie in ganz Europa, Nord- und Südamerika und im asiatisch-pazifischen Raum und macht einen wesentlichen Teil der Tätigkeit des Mitarbeiters aus.	The place of performance shall be the Employer's registered office in Kerpen. The Employee is obliged to undertake all business trips at home and abroad that are necessary for his function. These travel activities include, but are not limited to, business trips to the various manufacturing sites of the Enerpac Group in the Netherlands, Spain, and in the UK as well as throughout Europe, Americas and APAC and constitute a substantial part of the Employee's activities.
Der Arbeitgeber behält sich vor, dem Mitarbeiter aus betrieblichen Gründen bei gleicher Vergütung auch andere oder zusätzliche, seiner Vorbildung und seinen Fähigkeiten entsprechende gleichwertige Tätigkeiten zu	The Employer reserves the right to assign, for operational reasons, other or further equivalent duties to the Employee appropriate to his educational background and skills at the same level of remuneration, and/or to transfer the

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ENERPAC
www.enerpac.com

übertragen und/oder den Mitarbeiter an einen anderen Arbeitsort zu versetzen. Dies gilt auch im Falle einer langwährenden Tätigkeit am selben Arbeitsort. Die persönlichen Belange des Mitarbeiters werden dabei angemessen berücksichtigt.	Employee to a different place of work. This also applies in the case of long-standing deployment at that place of work. The personal needs of the Employee will be taken into account appropriately.
Das Inkrafttreten dieses Arbeitsvertrags steht unter dem Vorbehalt einer zufriedenstellenden Referenz- und Ausbildungsprüfung durch den Arbeitgeber.	The entry into application of this work contract is subjectto satisfactory reference and education check by the Employer.
Die regelmäßige Arbeitszeit richtet sich nach den Anforderungen der Position und den Erfordernissen des Aufgabenbereichs. Sie beträgt mindestens 40 Stunden wöchentlich ohne die Berücksichtigung der Pausen. Der Mitarbeiter ist verpflichtet, bei Bedarf im Rahmen der gesetzlichen Regelungen Überstunden und Mehrarbeit zu leisten und an Samstagen, Sonntagen und gesetzlichen Feiertagen sowie im Rahmen von Calls in den frühen Morgenstunden und/oder spät in der Nacht tätig zu werden.	The regular working hours are based on the requirements of the position and the demands of the area of responsibility. It shall be at least 40 hours per week, not including breaks. Where necessary, the Employee is obliged to work overtime and perform additional work in accordance with statutory regulations, and to work on Saturdays, Sundays and public holidays as well as early morning and/or late-night calls.
Der Arbeitgeber ist berechtigt, einseitig Kurzarbeit anzuordnen, wenn ein erheblicher Arbeitsausfall vorliegt, der auf wirtschaftlichen Gründen oder einem unabwendbaren Ereignis beruht und der Arbeitsausfall der Arbeitsverwaltung angezeigt ist (§§ 169 ff. SGB III). Dabei ist eine Ankündigungsfrist von drei Wochen einzuhalten. Für die Dauer der Kurzarbeit vermindert sich die in Ziffer 3 geregelte Vergütung im Verhältnis der ausgefallenen Arbeitszeit zur regelmäßigen Arbeitszeit.	The Employer is entitled to impose short-time working unilaterally if there is a significant loss of work resulting from economic circumstances or an unavoidable event, and the loss of work has been demonstrated to the employment services (§§ 169 et seq of the German Social Security Code III). In this case, a notice period of three weeks must be observed. The remuneration will be reduced in proportion to the number of working hours lost for as long as operations are restricted to short-time working.
Während der Dauer des Arbeitsverhältnisses ist es dem Mitarbeiter nur mit vorheriger schriftlicher Zustimmung des Arbeitgebers gestattet, eine Nebentätigkeit auszuüben. Der Mitarbeiter hat dem Arbeitgeber schriftlich die beabsichtigte Tätigkeit unter Angabe von Art, Ort und Dauer anzuzeigen. Soweit sachliche Gründe dem nicht entgegenstehen, hat der Arbeitgeber der angezeigten Nebentätigkeit unverzüglich zuzustimmen. Der Arbeitgeber kann die Zustimmung widerrufen, sofern es durch die Nebentätigkeit zu einer Beeinträchtigung des Arbeitsverhältnisses kommt.	For the duration of the employment contract, the Employee is only permitted to perform ancillary activities with prior written permission from the Employer. The Employee must inform the Employer of the intended activity in writing, specifying the type of activity, the place where it will be performed and the duration. Where there are no valid reasons for doing so, the Employer must notunreasonably withhold permission for the ancillary activity. The Employer may revoke the consent if the ancillary activity leads to a deterioration of the employment relationship.

Article 2) PROBEZEIT, BEENDIGUNG DES ARBEITSVERHÄLTNISSES / PROBATIONARY PERIOD, TERMINATION OF THE EMPLOYMENT RELATIONSHIP

Die ersten 6 Monate des Arbeitsverhältnisses gelten als Probezeit. Während der Probezeit ist das Arbeitsverhältnis mit einer Frist von 2 Wochen zum Monatsende für beide Seiten kündbar.	The first six months of the employment relationship form a probationary period. During the probationary period, either party may terminate the employment relationship, observing a notice period of 2 weeks before the end of the month.
Nach Ablauf der Probezeit können beide Parteien das Arbeitsverhältnis mit einer Frist von 6 Monaten zum Monatsende kündigen, unabhängig vom Recht zur fristlosen Kündigung.	After the expiry of the probationary period, either party may terminate the employment relationship by giving 6 months' notice at the end of the month, without prejudice to the right to summary dismissal.
Eine fristlose Kündigung gilt gleichzeitig als ordentliche Kündigung zum nächstzulässigen Termin.	Summary dismissal is equivalent to termination subject to the legal period of notice at the nearest available date.

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Page 3 of 14 Das Arbeitsverhältnis endet ohne Kündigung mit Ablauf des Monates, in dem der Mitarbeiter die gesetzliche Regelaltersgrenze zum Bezug von Altersrente erreicht. Das Arbeitsverhältnis endet ferner mit Ablauf des Monats, in dem ein Bescheid zugestellt wird, mit dem der zuständige Sozialversicherungsträger feststellt, dass der Mitarbeiter auf Dauer vollständig erwerbsgemindert ist, und der Mitarbeiter nicht vor Ablauf der Widerspruchsfrist seinen Antrag zurücknimmt oder auf eine Rente auf Zeit einschränkt, bei späterem Beginn des entsprechenden Rentenbezugs jedoch erst mit Ablauf des dem Rentenbeginn vorhergehenden Tages. Gewährt der Sozialversicherungsträger nur eine Rente auf Zeit, so ruht das Arbeitsverhältnis für den Bewilligungszeitraum dieser Rente, längstens jedoch bis zum Beendigungszeitpunkt gemäß Satz 1. Satz 1 und 2 gelten nicht, wenn der Mitarbeiter noch ohne Einschränkungen in der Lage ist, die arbeitsvertraglich geschuldete Leistung zu erbringen. Nach Ausspruch einer Kündigung, gleich durch welche Partei, ist der Arbeitgeber berechtigt den Mitarbeiter bei Weitergewährung seiner Bezüge bis zum Ende der Kündigungsfrist unter Anrechnung etwaiger Urlaubsansprüche und/oder Ansprüche auf Freizeitausgleich freizustellen. Auf die nach der Anrechnung etwaiger restlicher Urlaubsansprüche fortzuzahlenden Bezüge muss der Mitarbeiter sich den Wert desjenigen anrechnen lassen, was er infolge des Unterbleibens der Dienstleistung erspart oder durch anderweitige Verwendung seiner Dienste erwirbt oder zu erwerben böswillig unterlässt. Ungeachtet einer solchen Freistellung bleibt der Mitarbeiter bis zum Ende der Kündigungsfrist an seine gesetzlichen und vertraglichen Nebenplichten gebunden; insbesondere darf der Mitarbeiter vor dem Ende der Kündigungsfrist nicht in Konkurrenz zum Arbeitgeber treten. The employment relationship will end without notice at the end of the month in which the Employee reaches the statutory retirement age. In addition, the employment relationship will end at the end of the month in which notification is sent to the appropriate social security institution stating that the Employee is permanently incapable of work, and the Employee does not withdraw the application before expiry of the objection period or restrict himself/herself to a temporary pension. Should the pension in question be drawn at a later date, however, the employment relationship will only end at the end of the day prior to drawing the pension. Should the social security institution grant a temporary pension only, the employment relationship will be suspended for the period during which said pension is granted; however no later than the time of termination stipulated in sentence 1. Sentences 1 and 2 do not apply if the Employee is still able to perform the services agreed in the employment contract without reservation. If either party gives notice of termination, the Employer is entitled, as long as emoluments continue to be paid, to release the Employee until the end of the notice period, taking into account any leave entitlement and/or entitlement to time off in lieu. The value of any savings made by the Employee as a result of the services not being provided or of any gains made by the Employee as a result of using, or maliciously attempting to use, his services in a different way, will be deducted from the amount of the Employee's remuneration that remains after deduction of any remaining leave entitlement. Regardless of any such release from employment, the Employee remains bound by his/her statutory and contractual ancillary obligations; the Employee must, in particular, refrain from direct competition with the operations of the Employer before the end of the period of notice. Article 3) VERGÜTUNG / REMUNERATION Der Arbeitgeber zahlt an den Mitarbeiter ein außertarifliches Jahresgehalt in Höhe von €375,000- brutto, zahlbar in zwölf gleichen Monatsraten von € 31,250- brutto. Mit dem außertariflichen Gehalt ist auch die Leistung notwendiger Überstunden und Mehrarbeit abgegolten. Reisezeiten und Übernachtungen bei Dienstreisen werden daher, wenn sie außerhalb der normalen Dienstzeiten anfallen, nicht gesondert vergütet. Der Mitarbeiter nimmt am ETG Bonus Plan (Anhang 2) mit einem individuellen Bonusziel von 45% teil. Der Bonus bezieht sich auf das Geschäftsjahr (1. September - 31. August). Die Zahlung der Prämie ist abhängig von der Leistung des Unternehmens und der The Employer will pay the Employee an annual non-union salary of €375,000- gross, payable in 12 monthly instalments of €31,250- gross. The non-union salary also compensates the Employee for overtime and additional work. For that reason, no separate remuneration will be provided for travel time and overnight stays on business trips made outside normal working hours. The Employee will participate in the ETG Bonus Plan. (Appendix 2) with an individual bonus target of 45%. The bonus relates to the financial year (September 1 - August 31). The payment of the bonus depends on the performance of the company and the individual

Page 4 of 14 individuellen Leistung des Mitarbeiters (PMP). Bonuszahlungen werden einmal jährlich gezahlt. Wenn der Mitarbeiter nicht für das gesamte Geschäftsjahr für das Unternehmen gearbeitet hat, wird der Bonus anteilig, basierend auf dem im Laufe des Jahres verdienten Lohn gezahlt. Weitere Informationen sind bei der Personalabteilung erhältlich. Ein erstmaliger Anspruch auf den Jahresbonus kann erst erworben werden, wenn das Arbeitsverhältnis mindestens sechs Monate ungekündigt bestanden hat. Als signing incentive erhält der Mitarbeiter 2 Prämien wie folgt: • eine Antrittsprämie 1 in Höhe von 300.000 € mit seinem ersten Monatsgehalt. Mit dieser Antrittsprämie 1 wird jeder Bonus, den der Angestellte von seinem vorherigen Arbeitgeber für das Geschäftsjahr 2022 erhält, verrechnet und ist entsprechend an Actuant auszuzahlen; • eine Antrittsprämie 2 im Wert von USD 170.000, die nach Ablauf der ersten 12 Monate des Arbeitsverhältnisses in Form von RSU (Restricted Stock Units) gewährt wird, wenn das Arbeitsverhältnis zu diesem Zeitpunkt noch ungekündigt besteht. Wenn der Mitarbeiter aufgrund Eigenkündigung oder aufgrund einer von ihm gewünschten Aufhebungsvereinbarung vor Ablauf eines Jahres ab dem Auszahlungsdatum ausscheidet, ohne dass die Gesellschaft dem Mitarbeiter einen wichtigen Grund für das Ausscheiden gegeben hätte oder wenn die Gesellschaft das Arbeitsverhältnis aus wichtigem in der Person des Mitarbeiters liegendem Grund, betriebsbedingt oder aus verhaltensbedingten Gründen kündigt, verpflichtet er sich, die Antrittsprämie 1 in voller Höhe zurückzuzahlen. Dieser Rückzahlungsbetrag wird gegebenenfalls um einen an Actuant ausbezahlten Bonus seines vorherigen Arbeitgebers für das Geschäftsjahr 2022 gemindert. Wenn der Mitarbeiter aufgrund Eigenkündigung oder aufgrund einer von ihm gewünschten Aufhebungsvereinbarung nach Ablauf eines Jahres ab dem Auszahlungsdatums, aber vor Ablauf des zweiten Jahres ab dem Auszahlungsdatum ausscheidet, ohne dass die Gesellschaft dem Mitarbeiter einen wichtigen Grund für das Ausscheiden gegeben hätte oder wenn die Gesellschaft das Arbeitsverhältnis aus wichtigem in der Person des Mitarbeiters liegendem Grund, betriebsbedingt oder aus verhaltensbedingten Gründen kündigt, verpflichtet er sich zur Rückzahlung von 50% der Antrittsprämie 1. Dieser Rückzahlungsbetrag wird gegebenenfalls um einen an Actuant ausbezahlten Bonus seines vorherigen Arbeitgebers für das Geschäftsjahr 2022 gemindert. Der rückzuzahlende Betrag ist dem Arbeitgeber innerhalb von 30 Tagen ab Ausspruch der Kündigung oder Unterzeichnung eines Aufhebungsvertrags zu performance of the employee (PMP). Bonus payments are paid annually. If the employee has not worked for the company for the full financial year, the bonus is paid pro rata based on wages earned during the year. For more information, please contact a member of Human Resources. A first-time claim to the annual bonus can only be acquired if the employment relationship has existed for at least six months without termination. As signing incentive, the Employee will receive 2 bonuses as follows: • a signing bonus 1 in the amount of € 300,000 with his first monthly salary. Any bonus received by the Employee from his previous employer for fiscal year 2022 shall be offset against this signing bonus 1 and shall be paid to Employer accordingly; • a signing bonus 2 in the amount of USD 170,000 granted in RSU (Restricted Stock Unit) after the expiry of the first 12 months of the employment relationship, if the employment relationship is still in place without any party having given notice at that time. If the Employee resigns due to his own termination or due to a termination agreement requested by him before the expiry of one year from the payment date without the Company having given the employee an important reason for the resignation or if the Company terminates the employment relationship for an important reason relating to the person of the employee, for operational reasons or for reasons of conduct, he undertakes to fully repay the signing bonus 1. This repayment amount will be reduced, if applicable, by any bonus from his previous employer for fiscal year 2022 paid to Actuant. If the Employee resigns due to his own termination or due to a termination agreement requested by him after the expiry of one year from the payment date but before the expiry of the second year from the payment date without the Company having given the employee good cause for the resignation or if the Company terminates the employment relationship for good cause in the person of the employee, for operational reasons or for reasons of conduct, he shall be obliged to repay 50% of the signing bonus 1. This repayment amount will be reduced, if applicable, by any bonus from his previous employer for fiscal year 2022 paid to Actuant. The amount to be repaid shall be reimbursed to the Employer within 30 days of the notice of termination or the signing of a termination agreement and may be offset

ENERPAC
www.enerpac.com

erstatten und kann mit den Gehaltszahlungen unter Berücksichtigung der geltenden Pfändungsfreibeträge verrechnet werden.	against salary payments, taking into account the applicable garnishment allowances.
Der Mitarbeiter erhält, vorbehaltlich der jährlichen Genehmigung durch den Vorstand, eine typische **jährliche Aktienzuteilung** in einem Gesamtzeitwert von USD 175,000- und bestehend zu 50 % aus Restricted Stock Units und zu 50 % aus Performance Shares der Enerpac Tool Group Corporation. Die Performance Shares und die Restricted Stock Units werden in der Regel im oder um den Oktober herum gewährt, entsprechend dem üblichen Zeitplan des Unternehmens für die Gewährung von Aktienzuteilungen an leitende Mitarbeiter.	The employee receives, subject to board approval each year, a typical **annual equity award** which will have an aggregate grant date fair value of USD175,000- and will take the form of 50% Restricted Stock Units and 50% Performance Shares of the Enerpac Tool Group Corporation. The Performance Shares and Restricted Stock Units are generally granted in or around October, consistent with the Company's normal schedule for equity award grants to senior executive officers.
Jede Aktienzuteilung wird auf der Grundlage des Schlusskurses der Aktien des Unternehmens am Tag der Zuteilung bewertet und unterliegt den Bedingungen des Enerpac Tool Group Corp. 2017 Omnibus Incentive Plan (in der am 9. November 2020 geänderten und neu gefassten Fassung) und der spezifischen Zuteilungsvereinbarung für die Zuteilung.	Each equity grant will be priced based on the closing market price of the Company's stock on that award's grant date and will be subject to the terms and conditions of the Enerpac Tool Group Corp. 2017 Omnibus Incentive Plan (as amended and restated on November 9, 2020) and the specific award agreement for the grant.
Als Executive Vice President des Unternehmens muss der Mitarbeiter die geltenden **Aktienbesitzanforderungen des Unternehmens** für leitende Angestellte erfüllen. Diese sehen vor, dass der der Executive Vice President innerhalb von fünf Jahren ab dem Beginn des Arbeitsverhältnisses einen Aktienbesitz im Wert von mindestens dem dreifachen Grundgehalt halten muss.	As an Executive Vice President of the Company, the Employee will be required to comply with the **Company's stock ownership requirement**s applicable to executive officers, which require the EVP to maintain stock ownership equal in value to at least three times base salary within five years from the beginning of the employment relationship.
Auslagen und Spesen werden nach betriebsüblicher Regelung gemäß den steuerlichen Bestimmungen oder vorheriger Genehmigung durch den Arbeitgeber gegen Vorlage geeigneter Belege, wie sie von der Steuerbehörde als ordnungsgemäß für die Abzugsfähigkeit von Auslagen anerkannt werden, erstattet.	Expenses will be reimbursed subject to the customary regulations and tax provisions, or prior approval from the Employer on production of the appropriate evidence, i.e. documentation recognized by the tax authorities for the purposes of tax deduction.
Alle Zahlungen erfolgen bargeldlos. Der Mitarbeiter wird innerhalb von zehn Tagen nach Beginn des Arbeitsverhältnisses ein Konto einrichten und dem Arbeitgeber die Kontonummer mitteilen.	No payments will be made in cash. The Employee will open an account within ten days of the start of the employment relationship and notify the Employer of the account number.

Article 4) URLAUB / LEAVE

Dem Mitarbeiter werden 25 Arbeitstage Urlaub gewährt, wobei die Arbeitswoche fünf Tage umfasst.	The Employee is entitled to 25 working days of holiday, whereas the working week comprises five days.
Der Urlaub ist im laufenden Kalenderjahr zu nehmen. Der gesetzliche Urlaubsanspruch wird, wenn nicht etwas Abweichendes vereinbart wird, jeweils zuerst in Anspruch genommen und gewährt. Eine Übertragung in das Folgejahr findet nur statt, wenn dringende betriebliche oder in der Person des Mitarbeiters liegende Gründe dies rechtfertigen. Wird der zusätzliche vertragliche Urlaub nicht auf das Folgejahr übertragen, verfällt er mit Ablauf des 31.12. des jeweiligen Kalenderjahres. Die Übertragung des	Vacation is to be taken in the current calendar year. Unless otherwise agreed, the statutory holiday entitlement shall be claimed and granted first. A transfer to the following year only takes place if there are reasons in the company or in the person of the Employee which justify this. If the additional contractual leave is not carried over to the following year, it expires at the end of 31 December of the respective calendar year. The transfer of the statutory leave is subject to the statutory provisions.

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Page 6 of 14 gesetzlichen Urlaubs richtet sich nach den gesetzlichen Bestimmungen. Im Fall der Übertragung muss der zusätzliche vertragliche Urlaub in den ersten 3 Monaten des nächsten Kalenderjahrs gewährt und genommen werden, ansonsten verfällt dieser. Dies gilt auch für Fälle, in denen der Mitarbeiter den zusätzlichen vertraglichen Urlaub aufgrund von Krankheit nicht in Anspruch nehmen kann. Im Ein- und Austrittsjahr wird der vertragliche Urlaub jeweils zeitanteilig gewährt. Für den gesetzlichen Urlaubsanspruch gelten insofern die gesetzlichen Bestimmungen. Kann der gesetzliche Urlaub wegen Beendigung des Arbeitsverhältnisses ganz oder teilweise nicht mehr gewährt werden, so ist er nach Maßgabe der jeweils gültigen gesetzlichen Regelung abzugelten. Die Lage des Urlaubs ist mit dem Arbeitgeber zu vereinbaren. Dringende betriebliche Gründe gehen vor. In the event of transfer, the additional contractual holiday must be granted and taken in the first 3 months of the next calendar year, otherwise it expires. This also applies to cases in which the Employee cannot take the additional contractual leave due to illness. In the entry and exit year, the contractual leave is granted pro rata temporis. In this respect, the statutory provisions shall apply to the statutory holiday entitlement. If statutory leave can no longer be granted in whole or in part due to termination of employment, it must be compensated in accordance with the statutory provisions in force at the time. When the leave is taken, it must be agreed with the Employer. There may be operational reasons why leave cannot be taken at a particular time. Article 5) DIENSTVERHINDERUNG / LEAVE OF ABSENCE Der Mitarbeiter ist verpflichtet, dem Arbeitgeber jede Dienstverhinderung und deren voraussichtliche Dauer unverzüglich unter Angabe der Gründe mitzuteilen. Er hat die Geschäftsleitung und den ihn vertretenden Kollegen telefonisch vor 9:00 Uhr zu informieren. Bei anstehenden Terminsachen hat der Mitarbeiter auf vordringlich zu erledigende Arbeiten bzw. abzusagende oder zu verlegende Termine hinzuweisen. Im Falle einer Erkrankung ist der Mitarbeiter verpflichtet, vor Ablauf des dritten Kalendertages nach Beginn der Arbeitsunfähigkeit eine ärztliche Bescheinigung über die Arbeitsunfähigkeit sowie deren voraussichtliche Dauer vorzulegen. Dauert die Arbeitsunfähigkeit, länger als in der Arbeitsunfähigkeitsbescheinigung angegeben, ist der Mitarbeiter verpflichtet, unverzüglich eine neue Arbeitsunfähigkeitsbescheinigung einzureichen. Dies gilt auch für die Zeit nach Ablauf des Entgeltfortzahlungsanspruchs. Der Mitarbeiter ist im Falle einer Erkrankung auf ausdrückliches Verlangen des Arbeitgebers verpflichtet, auch schon vor Ablauf des dritten Kalendertages nach Beginn der Arbeitsunfähigkeit eine ärztliche Bescheinigung über die Arbeitsunfähigkeit sowie deren voraussichtliche Dauer vorzulegen. Bei krankheitsbedingter Arbeitsunfähigkeit gelten die jeweils maßgeblichen gesetzlichen Vorschriften des Entgeltfortzahlungsgesetzes. The Employee must inform the Employer of any leave of absence and the probable duration (with reasons) of this leave of absence. The Employee must telephone the management and deputy colleagues before 9am. In the event of pending deadlines, the Employee shall notify the Employer of any high-priority tasks or appointments that need to be cancelled or changed. In the event of illness, the Employee must provide the Employer with a medical certificate on the type of illness and the probable duration before the end of the third calendar day. If the illness lasts longer than the medical certificate originally stated, the Employee must submit a new medical certificate without delay. This also applies once any claim to statutory continued remuneration has been exhausted. In the event of illness, the Employer expressly requires the Employee to provide a medical certificate on the type of illness and the probable duration before the end of the third calendar day. If the Employee is incapable of work for reasons of health, the respective statutory provisions of the German Continued Payment of Wages and Salary Act will apply.

Page 7 of 14 Article 6) VERBOT DER ANNAHME VON ZUWENDUNGEN / PROHIBITION ON THE ACCEPTANCE OF DONATIONS AND GIFTS Es ist dem Mitarbeiter untersagt, ohne vorherige schriftliche Zustimmung des Arbeitgebers Geldzuwendungen, Vergünstigungen oder Sachzuwendungen gleich welchen Umfangs von Dritten anzunehmen, die in geschäftlicher Beziehung zum Arbeitgeber stehen oder eine geschäftliche Beziehung zum Arbeitgeber, ganz gleich in welcher Eigenschaft, aufzunehmen beabsichtigen. Except where the Employee has prior written permission from the Employer, he/she may not accept gifts, whether in the form of money, favors and/or goods, regardless of size, from third parties who have a business relationship with the Employer or who would like to have a business relationship with the Employer, in any capacity whatsoever Article 7) DIENSTWAGEN, VERTRAGSSTRAFE / COMPANY CAR Während der Probezeit kann der Mitarbeiter einen Leasingwagen aus der Leasingwagenflotte des Unternehmens benutzen oder es wird ihm ein Mietwagen zur Verfügung gestellt. Nach Ablauf der Probezeit kann der Mitarbeiter nach Absprache mit der Geschäftsleitung ein Leasingfahrzeug der seiner Position entsprechenden Kategorie auswählen, den er bis auf Widerruf auch für private Zwecke nutzen kann. Für die Nutzung des Leasingfahrzeugs gilt das jeweils gültige „Leasingfahrzeugprogramm der Enerpac“ (Anhang 3). Bei der Privatnutzung handelt es sich um einen geldwerten Sachvorteil, der der Einkommensteuer sowie der Sozialversicherung unterliegt. Die Berechnung des geldwerten Sachvorteils erfolgt nach der 1%-Methode. Der Arbeitgeber behält sich vor, bei Vorliegen eines sachlichen Grundes die Rückgabe des Dienstwagens zu verlangen. Als sachliche Gründe kommen insbesondere in Betracht:  Die Erkrankung des Mitarbeiters, soweit diese über den gesetzlichen Entgeltfortzahlungszeitraum hinausgeht;  eine Änderung der Position des Mitarbeiters, die dazu führt, dass er die Berechtigung für die Nutzung eines Dienstwagens gemäß Anhang 3 verliert;  der Entzug der Fahrerlaubnis;  eine vertragswidrige Nutzung des Dienstwagens;  Ruhen des Arbeitsverhältnisses über den Zeitraum von einem Monat hinaus (z. B. Elternzeit);  widerrufliche oder unwiderrufliche Freistellung des Mitarbeiters von der Erbringung der Arbeitsleistung, wobei das Unternehmen eine Ankündigungsfrist von 2 Wochen dann einhält, wenn zu diesem Zeitpunkt das Arbeitsverhältnis ungekündigt ist; During the probationary period, the Employee will either have the use of a lease car from the company's lease car fleet or, alternatively, will be provided with a hire car. After the probationary period has ended, the Employee may select a lease vehicle in the category that corresponds to his/her position, which he may also use for private purposes until the private use is revoked. The use of the lease vehicle is subject to the currently valid terms of the "Enerpac Lease Vehicle Program" (Appendix 3). Private use is deemed a payment in kind and is subject to both income tax and social security contributions. The payment in kind is calculated using the 1% method. The Employer reserves the right to demand that the company vehicle be returned if a valid reason should present itself. The following in particular are considered valid reasons:  if the Employee is ill, and the illness exceeds the statutory period for continued remuneration;  a change in the position of the employee, the contents of the Employee’s position or a change in job location which means that he/she is no longer entitled to a company car under the terms of Appendix 3;  if the Employee is banned from driving;  if the Employee uses his/her company car for purposes prohibited in the contract;  suspension of the employment relationship beyond the period of one month (e.g. parental leave);  revocable or irrevocable release of the Employee from the performance of work, whereby the company observes a notice period of 2 weeks if the employment relationship is not terminated at that time;  serious and culpable breaches of contract by the Employee or urgent suspicions thereof;  economic distress of the company, negative economic result of the operating department,

ENERPAC
www.enerpac.com

▪ gravierende und schuldhafte Vertragsverletzungen des Mitarbeiters oder dringende Verdachtsmomente hierzu. ▪ wirtschaftliche Notlage des Unternehmens, negatives wirtschaftliches Ergebnis der Betriebsabteilung, nicht ausreichender Gewinn, Rückgang bzw. Nichterreichen der erwarteten wirtschaftlichen Entwicklung.	insufficient profit, decline or failure to achieve the expected economic development.
Verlangt der Arbeitgeber die Rückgabe des Dienstwagens, so ist dieser am darauffolgenden Arbeitstag am Sitz des Arbeitgebers mit allen Papieren, Schlüsseln und Zubehör an einen Bevollmächtigten des Arbeitgebers herauszugeben.	If the Employer requires the company car to be returned, it must be surrendered to an authorized representative of the Employer on the following working day at the registered office of the Employer, complete with all papers, keys and accessories.
Bei Beendigung des Arbeitsverhältnisses, gleich aus welchem Grund, ist der Dienstwagen spätestens zum Beendigungsdatum an den Arbeitgeber herauszugeben, sofern der Arbeitgeber die Rückgabe nicht bereits zu einem früheren Zeitpunkt verlangt. Dies gilt auch dann, wenn bezüglich der Beendigung des Arbeitsverhältnisses ein Rechtsstreit anhängig ist.	Should the employment relationship end, for whatever reason, the company car must be surrendered to the Employer on the last day of the employment relationship at the latest, except where the Employer demands return of the car at an earlier date. This also applies if a dispute is pending regarding the termination of the employment relationship.
Ein Zurückbehaltungsrecht des Mitarbeiters ist ausgeschlossen.	The Employee does not have a right of retention.

Article 8) GEHEIMHALTUNGSPFLICHT / CONFIDENTIALITY CLAUSE

Sämtliche betrieblichen Vorgänge und Verhältnisse, insbesondere Entwicklungs- und Vertriebs-Know-how, aber auch sonstige technische, kaufmännische und persönliche Informationen, die dem Mitarbeiter im Rahmen oder aus Anlass seiner Tätigkeit in der Firma bekannt werden, sind auch im Zweifelsfall als Geschäftsgeheimnisse zu behandeln. Der Mitarbeiter verpflichtet sich, über alle Geschäftsgeheimnisse sowohl während der Dauer des Arbeitsverhältnisses wie auch nach seiner Beendigung ohne zeitliche Begrenzung Stillschweigen zu bewahren. Zu den vertraulichen Angelegenheiten gehören auch die persönlichen Verhältnisse von Mitarbeitern und Vorgesetzten (z.B. Gehaltspfändungen, Vorschüsse, Darlehen).	All operational procedures and relationships, particularly development and sales know-how, but also including any other technical, commercial and personal information with which the Employee becomes familiar in the process or as a result of his employment with the company shall be treated as confidential, including in the event of any doubt. The Employee undertakes to maintain confidentiality regarding all business secrets both during the employment relationship and after it comes to an end, without any limitation in time. Confidential matters shall also include the personal matters of the employees and superiors (e.g. attachments of earnings, advances, loans).
Die Geheimhaltungsverpflichtung erstreckt sich auch auf Angelegenheiten anderer Firmen, mit denen der Arbeitgeber wirtschaftlich oder organisatorisch verbunden ist, und dauert über das Ende des Arbeitsverhältnisses hinaus fort. Die Geheimhaltungsverpflichtung erstreckt sich auch auf sämtliche Daten und Informationen, die aus dem Kundenkreis der Firma und verbundener Unternehmen bekannt geworden sind.	The obligation of confidentiality shall extend to matters pertaining to other companies with which the Employer has economic or organizational connections and shall continue to apply beyond the end of the employment relationship. The obligation of confidentiality shall also extend to all data and information that have come to his knowledge from the clientele and affiliated companies.
Ein Verstoß gegen diese Geheimhaltungspflicht kann zu einer fristlosen Kündigung und/oder einer Strafanzeige führen.	Violation of this duty of confidentiality may result in summary dismissal and/or criminal proceedings.

Article 9) HERAUSGABE VON GEGENSTÄNDEN / SURRENDER OF OBJECTS OR ASSETS

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Page 9 of 14 Alle Aufzeichnungen und Arbeiten jeder Art, die der Mitarbeiter in Zusammenhang mit seinen Aufgaben gemacht hat, stehen im Eigentum des Arbeitgebers. Dem Mitarbeiter ist es untersagt, ohne Genehmigung Firmeneigentum aus Geschäftsräumen zu entfernen. Der Mitarbeiter ist verpflichtet, mit der Freistellung von der Dienstverpflichtung, sei es vor oder mit der Beendigung des Anstellungsvertrages, auch ohne ausdrückliche Aufforderung, sowie im Falle einer Vertragsänderung, sämtliche ihm vom Arbeitgeber oder von einem mit ihm verbundenen Unternehmen im Rahmen der Ausübung seiner Tätigkeit als Mitarbeiter überlassenen Geschäftsunterlagen und Gegenstände, Verzeichnisse, Werbemittel und Aufzeichnungen, Schlüssel und Arbeitsmittel sowie sämtliche Codes und Zugangsdaten zu beruflich genutzten Accounts an den Arbeitgeber herauszugeben. Ein Zurückbehaltungsrecht kann diesbezüglich nicht geltend gemacht werden. Mit der Beendigung des Anstellungsverhältnisses sind noch nicht verrechnete Vorschüsse, gleichgültig auf welche Vergütungsbestandteile sie gewährt wurden, zurückzuzahlen. Die Verrechnung mit Ansprüchen, die bei Beendigung des Arbeitsverhältnisses fällig werden, ist zulässig. Die Auskunftspflicht gegenüber der Firma über Vorgänge, die die Tätigkeit des Mitarbeiters betreffen, bleibt auch nach dessen Ausscheiden bestehen. Bei Vertragsende wird der Mitarbeiter eine schriftliche Erklärung abgeben, dass er alle einschlägigen Aufzeichnungen, Adress- und Preislisten, Berechnungen und sonstigen Firmenunterlagen an den Arbeitgeber zurückgegeben und keine Abschriften oder Kopien davon angefertigt hat und sämtliche ihm vom Arbeitgeber überlassenen Dateien und zur Nutzung zur Verfügung gestellten Software-Programme auf eigenen Datenträgern oder in Arbeitsspeichern oder Festplatten eigener Datenverarbeitungsgeräte gelöscht hat. All records and work of any kind made by the Employee in connection with his/her duties shall be the property of the Employer. The Employee is prohibited from removing company property from business premises without permission. The Employee is obliged to surrender to the Employer all business documents and objects, directories, advertising materials and records, keys and work equipment as well as all codes and access data to accounts used professionally upon release from the service obligation, whether before or upon termination of the employment contract, even without express request, as well as in the event of a change in the contract. A right of retention may not be asserted in this respect. Upon termination of the employment relationship, advances that have not yet been offset shall be repaid, irrespective of the remuneration components to which they have been granted. Offsetting against claims that become due upon termination of the employment relationship is permissible. The obligation to provide information to the company about events relating to the Employee's work shall remain in force even after the Employee has left the company. At the end of the contract, the Employee shall submit a written declaration that he has returned all relevant records, address and price lists, calculations and other company documents to the Employer and has not made any copies or transcripts thereof and has deleted all files provided to him by the Employer and software programs made available to him for use on his own data carriers or in working memories or hard drives of his own data processing equipment. Article 10) GEISTIGES EIGENTUM UND GEWERBLICHE EIGENTUMSRECHTE / INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS Für die Behandlung von Diensterfindungen und technischen Verbesserungsvorschlägen gelten die Vorschriften des Gesetzes über Arbeitnehmererfindungen in ihrer jeweiligen Fassung sowie die hierzu ergangenen Richtlinien für die Vergütung von Arbeitnehmererfindungen im privaten Dienst. Der Arbeitnehmer hat solche Erfindungen oder Verbesserungsvorschläge unverzüglich der Geschäftsleitung unter Angabe seines Erfinderanteils in Textform mitzuteilen und hierbei kenntlich zu machen, dass es sich um die Meldung einer Erfindung handelt. Für die übrigen Schutzrechte, insbesondere für alle etwaigen nach Urheber- und Geschmacksmuster rechtsschutzfähigen Arbeitsergebnisse, die der The provisions of the law on Employee inventions in their respective version as well as the guidelines issued in this regard for the remuneration of Employee inventions in the private sector shall apply to the treatment of service inventions and technical improvement proposals. The Employee shall immediately notify the management in text form of such inventions or suggestions for improvement, stating his or her inventor's share, and shall make it clear that this is a report of an invention. For the other industrial property rights, in particular for all possible work results eligible for legal protection according to copyright and design patents, which the Employee

Page 10 of 14 Arbeitnehmer während der Dauer seines Arbeitsverhältnisses während der Arbeitszeit oder, sofern sie einen Bezug zu seinen arbeitsvertraglichen Aufgaben haben, auch außerhalb seiner Arbeitszeit erstellt, überträgt der Arbeitnehmer dem Arbeitgeber die für die betrieblichen Zwecke notwendigen Nutzungsrechte. Dies ist im Regelfall das ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Nutzungs- und Verwertungsrecht. Die Übertragung des Nutzungs- und Bearbeitungsrechts umfasst auch die Erlaubnis zur Bearbeitung und Lizenzvergabe an Dritte. Der Arbeitnehmer ist verpflichtet, dem Arbeitgeber unverzüglich schriftlich sämtliches Know-how und alle urheberrechtsfähigen Erkenntnisse und Werke (insbesondere Erfindungen, Patente, Urheberrechte und sonstige gewerbliche Schutzrechte, auch an Software und zugehörigem Begleitmaterial), die nicht eindeutig außerhalb des gegenwärtigen oder zukünftigen Tätigkeitsbereich des Arbeitnehmers stammen und die er während der Vertragslaufzeit beruflich oder außerberuflich erlangt, einschließlich einer nachvollziehbaren Dokumentation, mitzuteilen. Soweit es für die betriebliche Nutzung erforderlich ist, überträgt der Arbeitnehmer im Rahmen der Vorschrift des § 31a UrhG dem Arbeitgeber auch die Rechte für sämtliche noch unbekannten Nutzungsarten. Die Rechteübertragung gilt, ohne dass ein zusätzlicher Vergütungsanspruch entsteht, auch für die Zeit nach Beendigung des Arbeitsverhältnisses. Sonstige urheberrechtsfähige Schöpfungen, die mit der Arbeitsaufgabe nicht in Verbindung stehen, sind von der Rechteübertragung nicht mit umfasst. Der Arbeitnehmer verzichtet, soweit dies nach dem Zweck der Rechteübertragung erforderlich ist, ausdrücklich auf sonstige ihm etwa als Urheber oder sonstigen Schutzrechtsinhaber zustehende Rechte an den Arbeitsergebnissen. Insbesondere ist der Arbeitgeber grundsätzlich nicht verpflichtet, vom Arbeitnehmer geschaffene Werke zu veröffentlichen. Er kann aus betrieblichen Gründen auf die Nennung des Arbeitnehmers als Urheber verzichten und die Werke, um sie betrieblich nutzen zu können, bearbeiten. Für Computerprogramme gelten die gesonderten Vorschriften des § 69b UrhG. Die dem Arbeitnehmer für die Rechteübertragung zustehenden urheberrechtlichen Vergütungen sind im Rahmen der Rechteübertragung nach den vorstehenden Regelungen mit dem Grundentgelt abgegolten. Unberührt bleiben etwaige zusätzliche Vergütungsansprüche des Arbeitnehmers aus einer Werknutzung außerhalb des eigentlichen Betriebszwecks, gemäß § 32a UrhG (auffälliges Missverhältnis zu den Erträgen und der Nutzung des creates during the duration of his employment relationship during working hours or, insofar as they are related to his tasks under his employment contract, also outside his working hours, the Employee shall transfer to the Employer the rights of use necessary for the operational purposes. As a rule, this is the exclusive right of use and exploitation, unrestricted in time, space and content. The transfer of the right of use and exploitation also includes the permission to edit and license to third parties. The Employee is obliged to notify the Employer immediately in writing of any and all know-how and any and all findings and works capable of being protected by copyright (including but not limited to inventions, patents, copyrights and other industrial property rights, even with regard to software and related accompanying material) that are not clearly out of the present or upcoming sphere of the Employee's business and that he/she gains during the term hereof on or off the job, including the comprehensible documentation thereof. To the extent necessary for business use, the Employee also transfers to the Employer the rights for all as yet unknown types of use within the framework of the provision of Section 31a UrhG. The transfer of rights shall also apply for the period after the termination of the employment relationship without giving rise to an additional claim to remuneration. Other creations capable of being copyrighted which are not connected with the work assignment are not included in the transfer of rights. The Employee expressly waives, to the extent required by the purpose of the transfer of rights, any other rights to the work results to which he or she may be entitled as the author or other holder of property rights. In particular, the Employer is in principle not obliged to publish works created by the Employee. For operational reasons, the Employer may refrain from naming the Employee as the author and edit the works in order to be able to use them for operational purposes. The separate provisions of Section 69b UrhG apply to computer programs. The copyright remuneration to which the Employee is entitled for the transfer of rights shall be compensated with the basic remuneration within the framework of the transfer of rights in accordance with the above provisions. Any additional remuneration claims of the Employee arising from a use of the work outside the actual business purpose, pursuant to Section 32a UrhG (conspicuous disproportion to the proceeds and use of the work) and pursuant to

Page 11 of 14 Werkes) sowie gemäß § 32b UrhG (Vergütung für später bekannte Nutzungsarten). Section 32b UrhG (remuneration for types of use known later) shall remain unaffected. Article 11) NUTZUNG TECHNISCHER ARBEITSMITTEL / USE OF TECHNICAL EQUIPMENT AND WORKING MATERIALS Der Mitarbeiter muss sicherstellen, dass er sich jederzeit an die IT Acceptable Use Policy hält. Der Mitarbeiter erklärt, dass er den Inhalt dieses Dokuments (Anhang 4) gelesen hat und die Richtlinie einhalten wird. Das IT-System des Arbeitgebers darf ausschließlich für geschäftliche Tätigkeiten für den Arbeitgeber genutzt werden. Der Mitarbeiter erklärt sich damit einverstanden, dass um die betrieblichen Anforderungen des Arbeitgebers zu erfüllen, der Arbeitgeber gemäß seiner IT- Nutzungspraxis die Kommunikation des Mitarbeiters von Zeit zu Zeit unangekündigt überwachen, darauf zugreifen, diese prüfen oder anderweitig abfragen kann, und zwar durch Personen oder maschinell. The Employee must ensure he/she adheres to the IT Acceptable Use Policy at all times. The Employee declares that he/she has read the contents of this document (Appendix 4) and will comply with the policy. The IT system of the Employer may only be used for business activities for the Employer. The Employee agrees that, in order to meet the Employer's operational requirements, the Employer may, from time to time, monitor, access, check or otherwise retrieve the Employee's communications without notice or permission, whether this is done by a person or a machine, in accordance with the Employer's IT practices. Article 12) COMPLIANCE-REGELN UND VERHALTENSKODEX / COMPLIANCE PLAN AND CODE OF CONDUCT Der Arbeitgeber ist eine Tochtergesellschaft der ETG, einem diversifizierten weltweit tätigen Fertigungsunternehmen mit Hauptsitz in Menomonee Falls, Wisconsin, USA. ETG ist ein börsennotiertes Unternehmen und handelt seine Aktien an der New Yorker Börse unter dem Kürzel EPAC. Aus diesem Grund wird von allen Mitarbeitern des ETG-Konzerns erwartet, dass sie die zwingenden Compliance-Regeln und den Verhaltenskodex der ETG unterschreiben. Der Mitarbeiter erklärt, dass er den Inhalt dieses Dokuments (Anhang 5) gelesen hat. The Employer is a subsidiary of ETG, a diversified global manufacturing company headquartered in Menomonee Falls, Wisconsin, USA. ETG is a listed company which trades its shares on the New York Stock Exchange under the symbol EPAC. For this reason, all ETG employees are expected to sign the ETG Compliance Plan and Code of Conduct. The Employee declares that he/she has read the contents of this document (Appendix 5). Article 13) AUSSCHLUSSFRISTEN / LIMITATION PERIODS Sämtliche Ansprüche aus dem Arbeitsverhältnis bzw. Ansprüche, die mit diesem in Zusammenhang stehen, sind innerhalb von 3 Monaten gegenüber der jeweils anderen Vertragspartei schriftlich geltend zu machen; andernfalls verfallen die Ansprüche. Die Ausschlussfrist beginnt, wenn der Anspruch entstanden ist und der Anspruchsteller von den anspruchsbegründenden Umständen Kenntnis erlangt oder grob fahrlässig keine Kenntnis erlangt hat. Lehnt die andere Vertragspartei den Anspruch ab oder erklärt sie sich nicht innerhalb von drei Wochen nach Geltendmachung des Anspruchs, verfällt dieser, wenn er nicht innerhalb von 3 Monaten nach der Ablehnung oder dem Ablauf der Drei-Wochenfrist gerichtlich geltend gemacht wird. All claims arising from or associated with the employment relationship must be made to the other party within 3 months, in writing, otherwise the claims will expire. The limitation period starts as soon as the claim has arisen and the claimant has become aware of the circumstances giving rise to the claim or has not become aware of these circumstances due to gross negligence. If the other party rejects the claim or fails to respond within three weeks of the claim being raised, the claim will expire if it is not filed in court within 3 months of the rejection or the expiry of the three-week period.

Page 12 of 14 Diese Ausschlussfrist gilt nicht für Ansprüche, auf die der Mitarbeiter individualvertraglich nicht verzichten kann, wozu insbesondere der gesetzliche Mindestlohn zählt. Der Ausschluss nach den vorstehenden beiden Absätzen gilt auch nicht, soweit ein Anspruch aus der Verletzung des Lebens, des Körpers oder der Gesundheit resultiert, auf der Haftung wegen Vorsatz beruht oder die betriebliche Altersversorgung betrifft. This limitation period does not apply to claims which the Employee cannot waive under an individual contract, including in particular the statutory minimum wage. The exclusion under the two previous paragraphs shall also not apply if a claim results from harm to life, limb or health, is based on liability due to intent or relates to a company pension plan. Article 14) SCHRIFTFORMERFORDERNIS / REQUIREMENT OF WRITTEN FORM Änderungen des Vertrages durch individuelle Vertragsabreden sind formlos wirksam. Im Übrigen bedürfen Vertragsänderungen der Schriftform; das gilt auch für die Änderung dieser Schriftformabrede. Changes to the contract by individual contract agreements have no formal effect. Generally, any changes to the contract must be made in writing; this also applies to the amendment of this clause Article 15) DATENSCHUTZ / DATA PROTECTION Aufgrund § 53 Bundesdatenschutzgesetz in Verbindung mit der EU-Datenschutz-Grundverordnung (DSGVO) verpflichtet sich der Arbeitnehmer, geschützte personenbezogene Daten weder unbefugt zu einem anderen als dem zur jeweiligen rechtmäßigen Aufgabenerfüllung gehörenden Zweck zu verarbeiten, noch bekanntzugeben, noch zugänglich zu machen, noch sonstwie zu nutzen, und zwar auch nicht nach einem etwaigen Ausscheiden aus der Firma. Der Arbeitnehmer wurde darauf hingewiesen, dass das Bundesdatenschutzgesetz grundsätzlich jede in einer Datensammlung enthaltene Angabe über eine Person schützt. Ausnahmsweise unterliegen lediglich Name, Titel, akademische Grade, Geburtsdatum, Beruf, Branchen- oder Geschäftsbezeichnung, Anschrift und Telefonnummer dann nicht der Geheimhaltung, wenn kein Grund zu der Annahme besteht, dass durch ihre Weitergabe schutzwürdige Belange des Betroffenen beeinträchtigt werden. Der Arbeitnehmer ist verpflichtet, die Bestimmungen des Bundesdatenschutzgesetzes und der EU- Datenschutz-Grundverordnung (DSGVO) einzuhalten. Verstöße gegen die Pflicht zur Wahrung des Datengeheimnisses können nach § 43 BDSG mit Bußgeld und nach § 44 BDSG mit Geld- oder Freiheitsstrafe geahndet werden. Eine Verletzung des Datengeheimnisses kann zugleich eine Verletzung von arbeitsvertraglichen Pflichten oder spezieller Geheimhaltungspflichten darstellen. Dies kann arbeitsrechtliche Konsequenzen nach sich ziehen bis hin zur außerordentlichen Kündigung des Arbeitsverhältnisses. Der Arbeitnehmer stimmt der Erhebung, Verarbeitung und Nutzung seiner persönlichen Daten samt der von ihm mitgeteilten Daten sowie der vorgelegten ärztlichen Atteste unter Einschluss jeglicher personenbezogener Daten zu, soweit sie dem laufenden Arbeitsverhältnis bzw. der Abwicklung des Arbeitsverhältnisses dienen. Pursuant to Section 53 of the Federal Data Protection Act (Bundesdatenschutzgesetz) in conjunction with the EU General Data Protection Regulation (DSGVO), the Employee undertakes not to process, disclose, make accessible or otherwise use protected personal data without authorization for any purpose other than the purpose pertaining to the respective lawful performance of duties, even after leaving the company. The Employee has been informed that the Federal Data Protection Act basically protects any information about a person contained in a data collection. By way of exception, only the name, title, academic degrees, date of birth, occupation, industry or business name, address and telephone number are not subject to confidentiality if there is no reason to assume that their disclosure would impair the interests of the person concerned which are worthy of protection. The Employee is obliged to comply with the provisions of the Federal Data Protection Act and the EU General Data Protection Regulation (GDPR). Violations of the obligation to maintain data secrecy may be punished with a fine under section 43 BDSG and with a fine or imprisonment under section 44 BDSG. A breach of data secrecy may at the same time constitute a breach of employment contract obligations or special confidentiality obligations. This may have consequences under labor law, up to and including extraordinary termination of the employment relationship. The Employee agrees to the collection, processing and use of his personal data including the data provided by him and the submitted medical certificates, including any personal data, insofar as they serve the current employment relationship or the termination thereof. The Employee is informed that the personal data relating to him, that is

Page 13 of 14 Er ist darauf hingewiesen worden, dass die im Rahmen der vorstehend genannten Zwecke erhobenen persönlichen Daten seiner Person unter Beachtung des Bundesdatenschutzgesetzes erhoben, verarbeitet, genutzt und übermittelt werden. collected in connection with the foregoing purposes, is collected, processed, used and transmitted in compliance with the Federal Data Protection Act. Article 16) GELTENDES RECHT / CHOICE OF JURISDICTION Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland. Dieser Vertrag wird in deutscher und englischer Sprache verfasst. Im Fall von Abweichungen zwischen der deutschen und englischen Fassung hat die deutsche Fassung Vorrang. This contract is subject to the laws of the Federal Republic of Germany This Contract shall be executed in both German and English language. In case of any inconsistency between the German version and the English version, the German version shall prevail. Article 17) SCHLUSSBESTIMMUNGEN / FINAL PROVISIONS Änderungen des Familienstandes, Wohnungswechsel sowie nachträglicher Erwerb oder Wegfall von Sonderrechten (z.B. Schwerbehinderteneigenschaft, Steuerklassenänderung) sind ohne besondere Aufforderung unverzüglich der Personalabteilung mitzuteilen. Für alle schriftlichen Mitteilungen der Firma gilt der von dem Angestellten zuletzt angegebene Wohnsitz als die vereinbarte Zustellungsanschrift. Der Arbeitnehmer bestätigt, nicht durch eine nachvertragliche Wettbewerbsverbotsklausel eines ehemaligen Arbeitgebers gebunden zu sein. Weiterhin bestätigt er, dass keinerlei sonstige Gründe tatsächlicher oder rechtlicher Natur bestehen, die ihn an der Aufnahme der Tätigkeit für den Arbeitgeber hindern könnten. Der Angestellte bestätigt ferner, dass er keine Dokumente oder urheberrechtlich geschützten Daten oder Materialien jeglicher Art, ob elektronisch oder anderweitig, von einem früheren Arbeitgeber zum Arbeitgeber mitnimmt oder bei ersterem entfernt hat, ohne die schriftliche Genehmigung des früheren Arbeitgebers eingeholt zu haben. Der Angestellte wird solche vertraulichen Informationen auch nicht während des Verlaufs und Umfangs seiner Beschäftigung beim Arbeitgeber verwenden oder offenlegen. Wenn der Angestellte Fragen zum Eigentum an bestimmten Dokumenten oder anderen Informationen hat, muss er solche Fragen mit dem entsprechenden ehemaligen Arbeitgeber besprechen und klären, bevor er Dokumente oder Informationen von dort entfernt oder kopiert. Dieser Vertrag und seine Anhänge sowie die verschiedenen Vereinbarungen und Dokumente, auf die hierin Bezug genommen wird, stellen die alleinige Aufzeichnung der Vereinbarung zwischen den Parteien hinsichtlich des Vertragsgegenstandes dar und ersetzen sämtliche sonstigen Vereinbarungen zwischen den Parteien hinsichtlich des Vertragsgegenstands Changes of the civil status, the residence as well as the subsequent obtaining or abolition of special rights (e g. severely disabled person status, change of tax bracket) have to be communicated without special request to the HR department without undue delay. Any written notifications of the Company are to be sent to the residence last communicated by the Employee as agreed address for service. The Employee confirms that he is not bound by any post- contractual non-competition clauses of any previous Employer. He also confirms that there are no other reasons of fact or law preventing him from entering the employment of the Employer. Employee further confirms that he will not take to Employer from a previous employer or remove from a previous employer any documents or proprietary data or materials of any kind, electronic or otherwise, without obtaining written authorization from the previous employer. Employee will also not use or disclose such confidential information during the course and scope of Employee's employment with Employer. If Employee has any questions about ownership of particular documents or other information, Employee must discuss and resolve such questions with the previous employer concerned before removing or copying any documents or information from him. This contract and its appendices, plus the various agreements and documents to which they refer, constitute the sole record of the agreement between the parties regarding the subject matter of the contract and they replace all other agreements between the parties in respect of said subject matter, including but not limited to the Enerpac Tool Group Senior Officer Severance Plan, which

ENERPAC

www.enerpac.com

einschließlich, aber nicht beschränkt auf den Abfindungsplan für leitende Angestellte der Enerpac Tool Group (Enerpac Tool Group Senior Officer Severance Plan), der ausdrücklich ausgeschlossen ist und auf den der Angestellte keinen Anspruch hat. Keine Partei ist an eine ausdrückliche oder stillschweigende Bestimmung, Erklärung, Garantie, Zusage oder Ähnliches gebunden, die nicht hierin aufgeführt ist. Sollte eine Bestimmung dieses Arbeitsvertrages ganz oder teilweise unwirksam sein oder werden, wird dadurch die Gültigkeit der übrigen Bestimmungen nicht berührt. Die Vertragsparteien werden in einem solchen Fall eine wirksame und zumutbare Ersatzregelung vereinbaren, die dem von den Vertragsparteien mit der unwirksamen Bestimmung verfolgten wirtschaftlichen Zweck möglichst nahe kommt. Die Vertragsparteien bestätigen, eine schriftliche von beiden Seiten unterzeichnete Ausfertigung dieses Vertrages nebst sämtlichen Anlagen, die Gegenstand des Vertrages sind, erhalten zu haben.	is specifically excluded and to which Employee is not entitled. Neither party will be bound by any express or implied term, representation, warranty, promise or similar that is not recorded in this contract. If any provision of this employment contract becomes wholly or partially invalid, the validity of the remaining provisions will not be affected. In such cases, the contract parties will agree upon an effective and reasonable alternative term, which fulfils as well as possible the objective pursued by the parties in the invalid provision. The contracting parties confirm that they have received a written copy of this contract, signed by both parties, together with all the annexes which are the subject of the contract.

Kerpen, den 27.05.2022

/s/ GJvd Heijden
Director Finance

ACTUANT GmbH
Herr Geert Jan van der Heijden, Geschäftsführer

/s/ Markus LIMBERGER

Herr Markus LIMBERGER

Anhänge:	**Appendices:**
1 Tätigkeitsbeschreibung	1 Job description
2 ETG Bonus program	2 ETG Bonus program
3 Leasingfahrzeugprogramm der Enerpac	3 Enerpac Lease Vehicle Program
4 IT Acceptable Use Policy	4 IT Acceptable Use Policy
5 ETG Compliance-Regeln und Verhaltenskodex	5 ETG Compliance Plan and Code of Conduct

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